                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549



                                   FORM 8-K


                                CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



     Date of Report (Date of earliest event reported)  November 13, 1998
                                                       -----------------


                        Physicians Resource Group, Inc.
           --------------------------------------------------------
            (Exact name of registrant as specified in its charter)


         Delaware                      1-13778                    76-0456864
         --------                      -------                    ----------
(State or other jurisdiction          (Commission                (IRS Employer
     of incorporation)                File Number)           Identification No.)


     Three Lincoln Centre, Suite 1540, 5430 LBJ Freeway, Dallas, TX 75240
    -----------------------------------------------------------------------
       (Address of principal executive offices)                  (Zip Code)


    Registrant's telephone number, including area code (972) 982-8200
                                                       --------------
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ITEM 4.   CHANGES IN REGISTRANTS' CERTIFYING ACCOUNTANT.


     On November 13, 1998 Arthur Andersen LLP ("Arthur Andersen") informed Physicians Resource Group, Inc. (the "Company") that Arthur Andersen resigned as the Company's principal independent public accountant. Neither the Company's board of directors nor any committee of the board recommended that Arthur Andersen resign. Arthur Andersen's report on the Company's financial statements for each of the years ended December 31, 1996 and December 31, 1997, respectively, did not contain an adverse opinion or disclaimer of opinion. Neither were such opinions qualified or modified as to uncertainty, audit scope or accounting principles. Since January 1, 1996, there have not been any disagreements between the Company and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of Arthur Andersen would have caused it to make reference to the subject matter of the disagreement(s) in connection with its reports on the Company's financial statements. In connection with the increasing number of affiliated practices which notified the Company of their disputes regarding compliance with their respective service agreements with the Company during the third quarter of 1998, Arthur Andersen expressed concerns to the Company about realizability of recorded receivables and intangible assets, as well as recognition of revenues.

     The principal reasons for its resignation which Arthur Andersen expressed to the Company were (1) its belief that there do not exist internal financial controls and adequate financial reporting from affiliated practices necessary for the Company to develop reliable financial statements and (2) its belief that prior management of the Company had not taken steps to remedy problems disclosed to the Company by Arthur Andersen in a "material weakness" letter (the "Material Weakness Letter") delivered in connection with Arthur Andersen's issuance of its opinion with respect to the Company's financial statements for the year ended December 31, 1997, as disclosed in the Company's Annual Report on Form 10-K for that period. Arthur Andersen stated in the Material Weakness Letter that during 1997 (i) the Company did not maintain adequate control over the recording of transactions between individual physician practices and the Company's corporate accounting department and (ii) the reconciliation of many key general ledger accounts, including certain cash, receivable and accrued liability accounts, was not performed by the Company on a timely basis. These matters constituted a material weakness as defined by standards established by the American Institute of Certified Public Accountants in the internal control structure of the Company for the period examined.

     One or more current board members have discussed Arthur Andersen's reasons for resigning with Arthur Andersen. The Company intends to authorize Arthur Andersen to respond fully to successor accountant inquiries regarding Arthur Andersen's reasons for resigning.

ITEM 5.   OTHER EVENTS.

     As previously reported on Form 12b-25, the Company will not file its Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 on a timely basis. The inability to file on a timely basis has resulted from (1) problems with the Company's internal controls and financial reporting systems,
(2) recent executive and employee terminations, including the resignations of two Chief Financial Officers since October 2, 1998, as well as lack of other staffing necessary to prepare financial statements on a timely basis and (3) lack of adequate financial information from certain affiliated practices which are in dispute with the Company with respect to their contracts with the Company.

     The Company anticipates recording material pre-tax charges for the quarter ended September 30, 1998, for, among other things, the impairment of certain assets associated with practices that have initiated legal proceedings against the Company and receivable balances from other affiliates. At this time, the Company cannot predict the amount of any such charges because of (1) problems with the Company's internal controls and financial reporting systems, (2) recent executive and employee terminations, as well as lack of other staffing previously available to the Company and (3) lack of adequate financial information from certain affiliated practices which are in dispute with the Company with respect to their contracts with the Company.

     The Company has been informed by its principal bank lender that the Company is in default under its bank loan agreement, but the lender has not accelerated the maturity of the indebtedness, which has a principal balance of $9,500,000.
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     The New York Stock Exchange has announced that trading in the Company's
Common Stock on the New York Stock Exchange has been suspended and that the New York Stock Exchange will make application with the Securities and Exchange Commission to delist the Common Stock.

     Recently announced events, including the Company's default on its bank loan agreement and the New York Stock Exchange's intention to apply to delist the Company's Common Stock, as well as the Company's financial condition and other factors, if not remedied or waived, may cause additional defaults or trigger other events under certain agreements to which the Company is a party, including the Company's bank loan agreement and the indenture under which the Company has issued $125.0 million in principal amount of 6% convertible subordinated debentures.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

     (c)  Exhibits:

          (16) Letter re change in certifying accountant.
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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   PHYSICIANS RESOURCE GROUP, INC.



Date:  November 19, 1998           By: /s/ David Meyer
                                       -----------------------------------------
                                           David Meyer, Chairman of the Board
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                                 EXHIBIT INDEX



Exhibit No.         Description
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     16             Letter re change in certifying accountant.